For Immediate Release
Thursday, January 8, 2015
Contacts: Ryan Hornaday, SVP/Finance & Treasurer
rhornaday@emmis.com
Patrick Walsh, CFO/COO, pwalsh@emmis.com
317.266.0100

Emmis Announces Third Quarter Earnings
Emmis Radio Stations Up 6% Against Markets Down 2%

Emmis’ radio net revenues for the third fiscal quarter were up 29%, from $34.8 million to $44.9 million. This includes reported revenue from New York’s WBLS 107.5 FM and WLIB 1190 AM, which Emmis began operating pursuant to a Local Marketing Agreement (“LMA”) on March 1, 2014. On a pro forma basis, assuming results for WBLS and WLIB were included in the same quarter of the prior year and consistent with Miller Kaplan reporting, which excludes barter revenues and syndication revenues, Emmis’ radio net revenues would have been up 6%. This compares favorably to Emmis’ local radio market revenues, which were down 1.6% during the fiscal quarter on the same basis.

Consistent with Miller Kaplan reporting, which excludes barter revenues and syndication revenues, Emmis’ pro forma radio net revenues are pacing up mid-single digits for its fourth fiscal quarter.

For the third fiscal quarter, operating income was $13.1 million, compared to $8.7 million for the same quarter of the prior year. Emmis’ station operating income for the third fiscal quarter was $18.1 million, compared to $14.1 million for the same quarter of the prior year.
“It is a credit to our employees that Emmis’ stations again dramatically outperformed our markets, marking the 12th consecutive month of share gains. Power 106 in LA was up 18% in a flat market, and our New York cluster was up for the quarter and is now significantly outperforming the NY market,” Jeff Smulyan, President & CEO of Emmis said. “With an improving labor market and lower energy prices helping to put more money into the consumer’s hands, we are excited about the economic backdrop as we head into 2015.”

“NextRadio, the Emmis-led industry initiative to make FM broadcast radio available on smartphones and tablets, launched a new version in October with LiveGuideTM that has been extremely well received by consumers,” Smulyan added. “NextRadio is pre-loaded in 33 smartphone models, with more coming in 2015, and we’ve had more than 1.4 million activations. All major radio companies support the effort, and our integrated auto platform, with our strategic partner, iBiquity, is being unveiled at CES in Las Vegas this week. I couldn’t be more pleased with the effort and the momentum we have coming into the new year.”

A conference call regarding earnings will be hosted today at 9 a.m. Eastern by dialing 517-623-4891. Questions may be submitted via email to ir@emmis.com. A replay of the call will be available until 6 p.m. on Thursday, January 22 by dialing 203-369-4012.

Emmis has included supplemental station operating expenses and certain other financial data on its website, www.emmis.com under the “Investors” tab.

Emmis generally evaluates the performance of its operating entities based on station operating income. Management believes that station operating income is useful to investors because it provides a meaningful comparison of operating performance between companies in the industry and serves as an indicator of the market value of a group of stations or publishing entities. Station operating income is generally recognized by the broadcast and publishing industries as a measure of performance and is used by analysts who report on the performance of broadcasting and publishing groups. Station operating income does not take into account Emmis' debt service requirements and other commitments, and, accordingly, station operating income is not necessarily indicative of amounts that may be available for dividends, reinvestment in Emmis' business or other discretionary uses.

Station operating income is not a measure of liquidity or of performance, in accordance with accounting principles generally accepted in the United States, and should be viewed as a supplement to, and not a substitute for, our results of operations presented on the basis of accounting principles generally accepted in the United States. Operating Income is the most directly comparable financial measure in accordance with accounting principles generally accepted in the United States.

Moreover, station operating income is not a standardized measure and may be calculated in a number of ways. Emmis defines station operating income as revenues net of agency commissions and station operating expenses, excluding depreciation, amortization and non-cash compensation. A reconciliation of station operating income to operating income is attached to this press release.

The information in this news release is being widely disseminated in accordance with the Securities & Exchange Commission's Regulation FD.

Emmis Communications - Great Media, Great People, Great Service®
About Emmis Communications
Emmis Communications Corporation is a diversified media company, principally focused on radio broadcasting. Emmis operates the 9th largest radio portfolio in the United States based on total listeners. Emmis owns 19 FM and 4 AM radio stations in New York, Los Angeles, St. Louis, Austin (Emmis has a 50.1% controlling interest in Emmis’ radio stations located there), Indianapolis and Terre Haute, IN.

Note: Certain statements included in this press release which are not statements of historical fact, including but not limited to those identified with the words “expect,” “will” or “look” are intended to be, and are, by this Note, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others:
•     general economic and business conditions;
•     fluctuations in the demand for advertising and demand for different types of advertising media;
•    our ability to service our outstanding debt;
•     competition from new or different technologies;

•
    increased competition in our markets and the broadcasting industry including our competitors changing the format of a station they operate to more directly compete with a station we operate in the same market;

•    our ability to attract and secure programming, on-air talent, writers and photographers;

•	inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;
•     increases in the costs of programming, including on-air talent;
•    inability to grow through suitable acquisitions or to consummate dispositions;
•     changes in audience measurement systems
•     new or changing regulations of the Federal Communications Commission or other governmental agencies;
•     war, terrorist acts or political instability; and
•     other factors mentioned in documents filed by the Company with the Securities and Exchange Commission.

Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise

EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited, amounts in thousands, except per share data)

	Three months ended November 30,		Nine months ended November 30,

	2014	2013	2014	2013
OPERATING DATA:
Net revenues:
Radio	$44,905	$34,811	$137,493	$112,967
Publishing	17,906	17,767	46,697	45,135
Emerging Technologies	149	43	318	72
Total net revenues	62,960	52,621	184,508	158,174
Station operating expenses excluding depreciation and amortization expense and LMA fees:
Radio	28,683	22,540	87,213	72,733
Publishing	15,005	15,031	44,458	43,770
Emerging Technologies	1,252	977	2,488	1,695
Total station operating expenses excluding depreciation and amortization expense and LMA fees	44,940	38,548	134,159	118,198
Corporate expenses excluding depreciation and amortization expense	3,241	3,653	11,472	13,123
LMA fees	—	—	4,208	—
Hungary license litigation and related expenses	188	500	472	1,795
Depreciation and amortization	1,482	1,218	4,426	3,607
Gain on contract settlement	—	—	(2,500)	—
Loss (gain) on disposal of assets	3	(9)	—	(10)
Operating income	13,106	8,711	32,271	21,461
Interest expense	(5,395)	(1,712)	(11,873)	(5,441)
Loss on debt extinguishment	—	(653)	(1,455)	(653)
Other income, net	51	54	230	94
Income before income taxes	7,762	6,400	19,173	15,461
Provision for income taxes	4,528	732	9,080	911
Consolidated net income	3,234	5,668	10,093	14,550
Net income attributable to noncontrolling interests	411	1,395	3,554	4,230
Net income attributable to the Company	2,823	4,273	6,539	10,320
Gain on extinguishment of preferred stock	—	—	—	325
Net income attributable to common shareholders	$2,823	$4,273	$6,539	$10,645

Basic net income per common share	$0.07	$0.11	$0.15	$0.26
Diluted net income per common share	$0.06	$0.09	$0.14	$0.23

Basic weighted average shares outstanding	42,702	40,477	42,451	40,343
Diluted weighted average shares outstanding	47,376	46,212	47,455	45,657

	Three months ended November 30,		Nine months ended November 30,

	2014	2013	2014	2013
OTHER DATA:
Station operating income (See below)	$18,103	$14,077	$46,694	$41,446
(Refund from) cash paid for income taxes, net	—	(211)	243	(1,015)
Cash paid for interest	3,664	1,536	6,059	4,821
Capital expenditures	890	420	2,565	2,277

Noncash compensation by segment:
Radio	$60	$—	$375	$980
Publishing	23	4	178	490
Corporate & Emerging Technologies	514	467	1,575	2,083
Total	$597	$471	$2,128	$3,553

COMPUTATION OF STATION OPERATING INCOME:
Operating income	$13,106	$8,711	$32,271	$21,461
Plus: Depreciation and amortization	1,482	1,218	4,426	3,607
Plus: Hungary litigation expense and related costs	188	500	472	1,795
Plus: Corporate expenses	3,241	3,653	11,472	13,123
Plus: Station noncash compensation	83	4	553	1,470
Less: Gain on contract settlement	—	—	(2,500)	—
Less: Loss (gain) on sale of assets	3	(9)	—	(10)
Station operating income	$18,103	$14,077	$46,694	$41,446

SELECTED BALANCE SHEET INFORMATION:	November 30, 2014	February 28, 2014
Total Cash and Cash Equivalents	$4,223	$5,304
Credit Agreement Debt	$195,000	$54,000
98.7FM Nonrecourse Debt	$71,567	$74,942